FILER:

  COMPANY DATA:
    COMPANY CONFORMED NAME:		ASI ENTERTAINMENT, INC
    CENTRAL INDEX KEY:			0001067873
    STANDARD INDUSTRIAL CLASSIFICATION:	AIRCRAFT PART & AUXILIARY
                                        EQUIPMENT, NEC [3728]
    IRS NUMBER:				522101695
    STATE OF INCORPORATION:		DE
    FISCAL YEAR END:			0630

  FILING VALUES:
    FORM TYPE:		NTN 10Q
    SEC ACT:		1934 Act
    SEC FILE NUMBER:	000-27881
    FILM NUMBER:	544289

  BUSINESS ADDRESS:
    STREET 1:		954 LEXINGTON AVE.
    STREET 2:		SUITE 242
    CITY:		NEW YORK
    STATE:		NY
    ZIP:		10021
    BUSINESS PHONE:	210 775 2468

  MAIL ADDRESS:
    STREET 1:		Level 1, 45 EXHIBITION STREET
    STREET 2:
    CITY:		MELBOURNE,
    STATE:		VICTORIA, AUSTRALIA
    ZIP:		3000
</SEC-HEADER>

NT 10-Q
1
asint10k-310309.txt





                               FORM 12b-25

                       Notification of Late Filing

                        CUSIP Number  04516D 10 0

(Check One)

[ ] Form 10-K and Form 10-KSB
[ ] Form 20-F
[x] Form 10-Q and Form 10-QSB
[ ] Form N-SAR

For Period Ended:  03/31/09

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
- --------------------------------------
Nothing in this Form shall be construed to imply that the
Commission has verified any information contained herein.
- --------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
- --------------------------------------

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:  ASI ENTERTAINMENT, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

1/45 Exhibition Street
Melbourne, Victoria, 3000, Australia

PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort and expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
- -------------------------------------------

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be within the prescribed period.

****
Management and the Company's Auditor are in the process of completing its report on Form 10-Q for the period ended March 31, 2009 but have experienced delays due to logistics. Management anticipates that the Company's Form 10-Q for the period ended March 31, 2009 will be completed timely and filed within the period provided by this extension.
****
--------------------------------------------

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Phil Shiels  +61 3 9016 3021

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

(X) Yes      ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

( ) Yes      (X) No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ASI ENTERTAINMENT, INC.
- --------------------------------
(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE: May 4, 2009             By: Phil Shiels
                                  Chief Financial Officer







</SEC-DOCUMENT>